Exhibit 10.10

RSU AWARD AGREEMENT
EVOLUS, INC. 2017 OMNIBUS INCENTIVE PLAN
Evolus, Inc. (the “Company”) grants to the Grantee named below (“you”) the number of restricted stock units (“RSUs”) set forth below (the “Award”).

Plan:	Evolus, Inc. 2017 Omnibus Incentive Plan
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement
Grantee:	[Name]
Grant Date:	[Date]
Number of Restricted Shares:	[####]
Definition of RSU:	Each RSU will entitle you to receive one Share at such future date or dates and subject to such terms as set forth in this Agreement.
Earning and Payment Schedule:	The RSUs will become earned and payable on the following schedule, as long as you do not have a Separation from Service before the applicable payment date:
	Vesting Date	% or # of Restricted Shares Vested
	[1st] anniversary of Grant Date	[25]%
	[2nd] anniversary of Grant Date	Additional [25]%
	[3rd] anniversary of Grant Date	Additional [25]%
	[4th] anniversary of Grant Date	Remaining[25]%

[Acceleration of Earning and Payment:]	All of the RSUs will become earned and payable immediately if [you have a Separation from Service due to your Disability or death.]

By signing below, you agree that the Award is granted under and governed by the terms of the Plan and this RSU Award Agreement (including the attached RSU Terms) (“Agreement”), as of the Grant Date.

GRANTEE	EVOLUS, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

RSU TERMS
1.Grant of RSUs.
(a)    The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.
(b)    You must accept the terms of this Agreement by returning a signed copy to the Company within 60 days after the Agreement is presented to you for review. The Committee may unilaterally cancel and forfeit the Award in its entirety if you do not accept the terms of this Agreement.
2.Restrictions.
(a)    You will have no rights or privileges of a Stockholder as to the RSUs before settlement under Section 5 below (“Settlement”), including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:
(i)    you will not be entitled to delivery of any Share certificates for the RSUs until Settlement (if at all), and upon the satisfaction of all other terms;
(ii)    you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the RSUs before Settlement; and
(iii)    you will forfeit all of the RSUs and all of your rights under the RSUs will terminate in their entirety on the terms set forth in Section 4 below.
(b)    Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.
(c)    Any Shares delivered under the Award will be subject to the rights of the Company and its Affiliates under Sections 17.4 through 17.8 of the Plan (including rights of first refusal, rights of repurchase, and drag-along rights, and stockholders’ agreement and market standoff requirements) (or any successor provisions) and the transfer restrictions under Section 17.14 of the Plan (or any successor provision).
3.Restricted Period and Payment. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed earned and payable under the terms set forth in table at the beginning of this Agreement.
4.Forfeiture. If, during the Restricted Period, (i) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate—or continued—earning and payment of the RSUs), (ii) you materially breach this Agreement, or (iii) you fail to meet the tax withholding obligations described in Section 6 below, all of your rights to the RSUs will terminate immediately and be forfeited in their entirety.
5.Settlement of RSUs. Delivery of Shares or other amounts under this Agreement will be subject to the following:
(a)    The Company will deliver to you one Share for each RSU that has become earned and payable within 30 days after the end of the applicable Restricted Period.

(b)    Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(c)    If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:
The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Evolus, Inc. 2017 Omnibus Incentive Plan and an RSU award agreement entered into between the registered owner and Evolus, Inc. Copies of such plan and agreement are on file in the executive offices of Evolus, Inc.
In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the SEC, any securities exchange or similar entity upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions.

6.Withholding.
(a)    Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.
(b)    You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 17.3 of the Plan (or any successor provision).
7.Adjustment. Upon any event described in Section 15 of the Plan (or any successor provision) occurring after the Grant Date, the adjustment provisions of that section will apply to the Award.
8.Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.
9.Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.
10.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all applicable laws.

11.Miscellaneous.
(a)    Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
(b)    Waiver. The waiver by any party to this Agreement of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations concerning the Award are superseded.
(d)    Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.
(e)    Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. This Agreement will be construed and interpreted in accordance with the internal laws of the State of California without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of California. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, you hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that any related litigation must be conducted solely in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where this Agreement is made and/or to be performed, and no other courts. You may be served with process in any manner permitted under State of California law, or by United States registered or certified mail, return receipt requested.
(f)    Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.
(g)    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision will be severable and enforceable to the extent permitted by law.
(h)    No Rights to Service. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law.
(i)    Section 409A. The RSUs are intended to comply with Section 409A to the extent subject thereto, and this Agreement will be administered and interpreted consistently with that intent. For purposes of Section 409A, each installment payment under this Agreement or the Plan, or otherwise payable to you, will be treated as a separate payment. This paragraph will not be construed as a guarantee of any particular tax effect for your benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Section 409A or any other provision of the Code. Notwithstanding anything else in this Agreement, to the extent required to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any additional tax or penalty on you under Section 409A and neither the Company nor the Committee will have any liability to you for such tax or penalty.
(j)    Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Committee to implement the provisions and purposes of this Agreement.
(k)    Clawback. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct provisions contained in Section 3.3 of the Plan as of the Grant Date), and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
(l)    Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.